Exhibit 99

Investor Contact:	Media Contact:
Richard E. Fish	Lee A. Kimball
Chief Financial Officer	Vice President, Marketing
256-382-3827	919-863-7149
richard.fish@itcdeltacom.com	lee.kimball@itcdeltacom.com

FOR IMMEDIATE RELEASE

ITC^DELTACOM ANNOUNCES COMMITMENT FOR REFINANCING

OF $204 MILLION OF EXISTING SECURED DEBT AND

FOR $30 MILLION IN NEW SECURED FINANCING

West Point, Ga.—(May 31, 2005)—ITC^DeltaCom, Inc. (NASDAQ/NMS: ITCD), a leading provider of integrated communications services to customers in the southeastern United States, today announced that it has obtained a financing commitment from Tennenbaum Capital Partners, LLC, (“Tennenbaum”) for approximately $239 million. Tennenbaum is a Santa Monica, California based private investment firm managing more than $3.5 billion in capital through private funds. Of the commitment, approximately $209 million will be applied to refinance in full the amount outstanding under the Company’s existing senior credit facility and $30 million will be extended as a new subordinated secured loan. The Company will use the proceeds from the new subordinated secured loan for general corporate purposes.

The new $209 million senior secured loan will have a four-year maturity, while the new $30 million subordinated secured loan will mature on July 1, 2009. No principal will be payable under either loan until the loan’s maturity date. The terms of the Company’s existing $20 million subordinated secured loan, which the Company obtained in connection with the debt restructuring it closed on March 29, 2005, will be amended to be consistent with the terms of the new $30 million loan.

“We’re very pleased to have received the commitment for this financing” said Randall E. Curran, ITC^DeltaCom’s Chief Executive Officer. “The combined benefits of having no principal amortization on the re-financed senior loan, the $30 million in funding we will receive from this financing and the $20 million in funding we received from Welsh, Carson, Anderson & Stowe, the Company’s majority stockholder, as a part of the restructuring we completed in March will provide us with a solid financial basis to execute our business plan.”

As part of the foregoing financing transactions, the Company will issue Tennenbaum warrants to purchase up to 9,000,000 shares of a new issue of preferred stock, which will initially be convertible into up to 12,000,000 shares of common stock. Upon the closing of the transactions, Tennenbaum will have the right to name two members to the Company’s board of directors.

The closing of the transactions contemplated by the commitment is subject to specified conditions, including the execution of definitive financing agreements, the consent of the Company’s junior credit facility lenders, stockholder and regulatory approvals, and other customary conditions. Subject to satisfaction of these conditions, the Company currently expects that it will close the transactions in late June or early in the third quarter of 2005.

Miller Buckfire & Co., LLC acted as the Company’s financial advisor on this transaction. Additional information about the foregoing financing transactions will be contained in the Company’s current report on Form 8-K to be filed with the Securities and Exchange Commission.

ABOUT ITC^DELTACOM, INC.

ITC^DeltaCom, headquartered in West Point, Ga., provides, through its operating subsidiaries, integrated telecommunications and technology services to businesses and consumers in the southeastern United States. ITC^DeltaCom has a fiber optic network spanning approximately 14,500 route miles, including more than 10,900 route miles of owned fiber, and offers a comprehensive suite of voice and data communications services, including local, long distance, enhanced data, Internet, colocation and managed services, and sells customer premise equipment to end-user customers. The Company operates approximately 29 voice switches and 74 data switches, and is one of the largest competitive telecommunications providers in its primary eight-state region. ITC^DeltaCom has interconnection agreements with BellSouth, Verizon, SBC, CenturyTel and Sprint for resale and access to unbundled network elements and is a certified competitive local exchange carrier (CLEC) in Arkansas, Texas, Virginia and all nine BellSouth states. For more information about ITC^DeltaCom, visit the Company’s Web site at http://www.itcdeltacom.com.

FORWARD-LOOKING STATEMENTS

Except for the historical and present factual information contained herein, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar expressions as they relate to ITC^DeltaCom, Inc. or its management are intended to identify these forward-looking statements. All statements by the Company regarding its expected financial position, revenues, liquidity, cash flow and other operating results, business strategy, financing plans, forecasted trends related to the markets in which it operates, legal proceedings and similar matters are forward-looking statements. The Company’s actual results could be materially different from its expectations because of various risks. These risks, some of which are discussed under the caption “Business–Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and in subsequent reports, include the Company’s dependence on new product development, rapid technological and market change, the Company’s dependence upon rights of way and other third-party agreements, debt service and other cash requirements, liquidity constraints and risks related to future growth and rapid expansion. Other important risk factors that could cause actual events or results to differ from those contained or implied in the forward-looking statements include, without limitation, inability to integrate acquired companies successfully, customer reductions in services, delays or difficulties in deployment and implementation of colocation arrangements and facilities, appeals of or failures by third parties to comply with rulings of governmental entities, inability to meet installation schedules, general economic and business conditions, failure to maintain underlying service/vendor arrangements, competition, adverse changes in the regulatory or legislative environment, and various other factors beyond the Company’s control. ITC^DeltaCom disclaims any responsibility to update these forward-looking statements.

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